Exhibit 99.1

[VITA FOOD LOGO LETTERHEAD]

AT THE COMPANY

Clifford Bolen
CEO, President
(312) 738-4500, cbolen@vitafoodproducts.com

FOR IMMEDIATE RELEASE
FRIDAY, APRIL 27, 2007

Vita Announces New CFO

Chicago, IL, April 27, 2007 —Vita Food Products, Inc. (AMEX: VSF) announced that the Company has hired R. Anthony Nelson as its Chief Financial Officer.  Mr. Nelson has been a senior financial and business unit executive at August Storck KG, a confectionary manufacturer, with broad business management experience since 1993.  August Storck is a $1.2 Billion company based in Germany with operations in the U.S. and Canada.  Mr. Nelson has been Chief Financial Officer of the company’s North American organization since 1993 and Business Unit Manager of its Canadian operations since 2002.  Prior to joining August Storck, he was a senior manager with Crowe Chizek & Company, a public accounting and business consulting firm.  Mr. Nelson received his B.S. in Accounting from Indiana University and is a Certified Public Accountant.

“Mr. Nelson is a welcomed addition to our management team,” said Cliff Bolen, the Company’s President and Chief Executive Officer.  “We feel that with his skills and experience he will quickly have a positive impact on the Company.”

The Company’s Vita Seafood division is a U.S. leader in the herring and retail packaged salmon markets, and is engaged in several other food segments, including cream cheese, cocktail sauce, tartar sauce and horseradish.  The Company markets and sells these items under the Vita®, Elf® and Grand Isle® brands.  More than 95% of Vita Seafood’s sales are in kosher foods.

Vita Specialty Foods, Inc., the Company’s wholly owned subsidiary, markets and sells honey, salad dressings, meat enhancements and salsas.  The Company markets and sells these items under the Virginia Brand®, Oak Hill Farms®, Scorned Woman®, Jim Beam® and Budweiser® brands.

For more information visit www.vitafoodproducts.com

The common stock of Vita Food Products, Inc. is currently traded on the American Stock Exchange and Chicago Stock Exchange under the ticker symbol VSF.

VITA FOOD PRODUCTS IS LISTED ON THE AMERICAN STOCK EXCHANGE UNDER TICKER SYMBOL VSF

This release contains forward-looking statements about the Company’s future growth, profitability, introduction of new products, and competitive position.  Any such statements are subject to risks and uncertainties, including changes in economic and market conditions, industry competition, raw material prices, the success of new product introductions, management of growth and other risks noted in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only as of the date hereof.